November 8, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Nuveen California Municipal Value Fund (the Fund) and, under the date of October 29, 2024, we reported on the financial statements of the Fund as of and for the period or years ended August 31, 2024, February 29, 2024 and February 28, 2023. On October 24, 2024, we were notified that the Fund appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending August 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Fund’s financial statements as of and for the period ended August 31, 2024, and the issuance of our report thereon. On October 29, 2024, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Fund under the heading “Important Notices- Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR dated November 8, 2024, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement in section b under the heading “Important Notices- Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR.

Very truly yours,

/s/ KPMG LLP